EXHIBIT 5.1

October 26, 2004

Nanogen, Inc.

10398 Pacific Center Court

San Diego, CA 92121

Re: Nanogen, Inc. Registration Statement on Form S-4 (Registration No. 333-119558)

Ladies and Gentlemen:

We have acted as special counsel to Nanogen, Inc., a Delaware corporation (“Nanogen”), in connection with the filing of the above referenced Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance of shares (the “Shares”) of Nanogen’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 7, 2004, by and among Nanogen, Empire Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Nanogen, and Epoch Biosciences, Inc., a Delaware corporation (the “Merger Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies, certified or otherwise identified to our satisfaction of: (i) the Merger Agreement; (ii) the certificate of incorporation of Nanogen, as currently in effect; (iii) the Bylaws of Nanogen, as currently in effect; (iv) certain resolutions of the Board of Directors of Nanogen; and (v) such other documents, records or other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, facsimile, or copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than Nanogen, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery of such documents by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the certificate of amendment of Nanogen has been amended in accordance with the Delaware General Corporation Law to increase the authorized number of shares of Nanogen’s common stock from 50,000,000 to 135,000,000. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representatives of officers and other representatives of Nanogen and others.

We do not express any opinion as to the effect on the opinion expressed herein of (i) the compliance or noncompliance of any party to the Merger Agreement or (ii) the legal or regulatory status or the nature of the business of any other party.

Based upon to the foregoing, we are of the opinion that the Shares have been duly authorized by Nanogen and, when issued pursuant to the Merger Agreement in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    Morgan, Lewis & Bockius LLP